Exhibit 99.1
Altra Holdings Announces Record Financial Results for
the Second Quarter of 2008
Raises Guidance for 2008
QUINCY, Mass., August 4, 2008 — Altra Holdings, Inc. (Nasdaq:AIMC), a leading global supplier of clutch brakes, couplings, gearing, belted drives and power transmission components, today announced unaudited financial results for the second quarter of 2008.
Financial Highlights
▪	Quarterly net sales increased 9.4% year-over-year to a record $167.9 million. Adjusted for acquisitions, sales grew 7.3% for the second quarter of 2008

▪	Recurring diluted EPS from continuing operations was $0.39 for the second quarter compared with $0.29 in the prior-year quarter, an increase of 34.5% (GAAP diluted EPS from continuing operations was $0.38).

▪	Income from operations reached 13.1% of net sales, an improvement of 150 basis points

▪	Improved leverage to 2.35x, net-debt to adjusted EBITDA

▪	Raised financial guidance for 2008
Comments on the Second Quarter
“We are extremely pleased to deliver another quarter of record financial results to our shareholders” said Michael L. Hurt, Chairman and CEO. “Our impressive second quarter growth was driven by strong sales to our global OEM’s, target market successes and continued strong demand from most of our end markets. Both, our record operating margin and record recurring income from continuing operations for the quarter were the result of sales leverage coupled with low-cost country sourcing, productivity improvements, and our ability to pass through material cost increases. Additionally, we continued to strengthen our balance sheet, by repurchasing $15 million worth of our 9% Senior Secured notes and improving our leverage ratio to 2.35x (net debt to adjusted EBITDA).”
Financial Results
Net sales for the second quarter of 2008 increased 9.4% to a record $167.9 million from $153.5 million in the second quarter of 2007. The growth rate, adjusted for acquisitions, was 7.3% for the quarter. Net sales for the six months ended June 28, 2008 increased
15.7% to $331.1 million from $286.2 million for the first six months of 2007. The growth rate adjusted for acquisitions for the first half of the year was 6.0%.

Income from operations for the second quarter of 2008 increased 23.6 % to $22.0 million from $17.8 million in the second quarter of 2007. Excluding restructuring charges and OPEB curtailment gain, income from operations for the second quarter of 2008 was $22.2 million, or 13.2 % of sales. Income from operations for the first six months increased 29.5% to $42.6 million from $32.9 million in the first six months of 2007. Excluding restructuring charges and OPEB curtailment gain income from operations for the first six months of 2008 was $43.5 million, or 13.2 % of sales.
Reported net income for the second quarter was $9.9 million, or $0.38 per diluted share, compared with $4.8 million, or $0.21 per diluted share, for the second quarter of 2007. Reported net income for the six-month period of 2008 was $18.4 million, or $0.71 per diluted share, compared with $8.6 million, or $0.37 per diluted share, for the six-month period of 2007.
Recurring diluted earnings per share from continuing operations for the second quarter of 2008 grew to $0.39 per diluted share from $0.29 per diluted share in the second quarter of 2007. Recurring diluted earnings per share from continuing operations for the first half of 2008 grew to $0.76 per diluted share from $0.58 per diluted share in the first half of 2007.
Business Outlook
“As we head into the second half of the year, we are optimistic about our performance for the remainder of 2008,” said Hurt. “Currently we continue to see solid bookings and our sales and marketing teams are successfully closing new business opportunities. We expect that demand across our diversified end markets including aerospace and defense, metals, mining and power generation, should help to sustain our momentum in the second half of the year. As a result, we are raising 2008 full-year guidance.”
For 2008, the company is forecasting net sales to be in the range of $640 million to $650 million, EBITDA to be in the range of $102 to $106 million, and diluted earnings per share in the range of $1.28 to $1.37. Altra Holdings expects capital expenditures in the range of $17.0 to $19.0 million, depreciation and amortization in the range of $21.0 to $23.0 million and a tax rate of approximately 35.0%.

Altra Holdings, Inc.

	(Unaudited)

Condensed Statements of Income Data:	Quarter Ended		Year to Date Ended
In Thousands of Dollars, except per share amounts	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net sales	$167,893	$153,528	$331,075	$286,234
Cost of sales	117,506	110,411	232,890	205,069

Gross profit	$50,387	$43,117	$98,185	$81,165
Gross profit as a percent of net sales	30.0%	28.1%	29.7%	28.4%
Selling, general & administrative expenses	26,448	23,578	51,161	44,405
Research and deveopment expenses	1,766	1,565	3,497	2,859
OPEB curtailment gain	(169)	—	(169)	—
Restructuring Expense	335	198	1,068	991

Income from operations	$22,007	$17,776	$42,628	$32,910
Income from operations as a percent of net sales	13.1%	11.6%	12.9%	11.5%
Interest expense, net	7,713	10,726	15,154	19,874
Other income	(853)	131	(1,479)	84

Income from continuing operations before income taxes	$15,147	$6,919	$28,953	$12,952
Income taxes	5,278	2,583	10,127	4,848

Income tax rate	34.8%	37.3%	35.0%	37.4%
Net income from continuing operations	9,869	4,336	18,826	8,104
Net loss from discontinued operations, net of taxes of $124 for 2008 and $220 for 2007	—	466	(397)	466

Net income	$9,869	$4,802	$18,429	$8,570

Weighted Average common shares outstanding
Basic	25,476	22,250	25,474	22,066
Diluted	26,121	23,268	26,120	23,075

Earnings per share — Basic
Net income from continuing operations	$0.39	$0.20	$0.74	$0.37
Net income (loss) from discontinued operations	—	0.02	(0.02)	0.02

Net income	$0.39	$0.22	$0.72	$0.39

Earnings per share — Diluted
Net income from continuing operations	$0.38	$0.19	$0.72	$0.35
Net income (loss) from discontinued operations	—	0.02	(0.01)	0.02

Net income	$0.38	$0.21	$0.71	$0.37

Other Financial Data:
Depreciation & amortization	5,395	6,067	10,935	10,532
Capital expenditures	3,147	3,215	7,641	4,249

Reconciliation of Recurring Net Income:

Net income from continuing operations	$9,869	$4,336	$18,826	$8,104

Restructuring charges, net of tax	218	124	694	620
Premium & deferred financing expense eliminated on redeemed 11.25% bonds, net of tax	—	1,520	75	3,895
Premium & deferred financing expense eliminated on redeemed 9% bonds , net of tax	432	—	431	—
OPEB curtailment gain related to restructuring activities, net of tax	(110)	—	(110)	—
Gain on the sale of securities, net of tax	(141)	—	(140)	—

Amortization of inventory fair value adjustment, net of tax	—	409	—	409

Accelerated vesting for stock compensation (for ex director), net of tax	—	180	—	180

Bridge financing fee on TB Woods acquisition, net of tax	—	282	—	282
Deferred financing expense eliminated on pay down of TB Wood’s revolving credit facility, net of tax	—	—	100	—

Recurring net income	$10,268	$6,851	$19,876	$13,490

Recurring diluted EPS	$0.39	$0.29	$0.76	$0.58

Condensed Balance Sheets	(Unaudited)
In Thousands of Dollars	June 28, 2008	December 31, 2007
Assets:
Current Assets
Cash and cash equivalents	43,232	45,807
Trade Receivables, net	92,672	73,248
Inventories, net	104,963	101,835
Deferred income taxes	8,689	8,286
Receivable from sale of Electronics	—	17,100
Prepaid expenses and other	7,845	5,578
Assets held for sale	4,676	4,728

Total current assets	262,077	253,015
Property, plant and equipment, net	113,745	113,043
Intangible assets, net	86,479	88,943
Goodwill	115,352	114,979
Deferred income taxes	141	231
Other assets	5,052	6,747

Total assets	$582,846	$580,525

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	42,941	41,668
Accrued payroll	15,914	16,988
Accruals and other liabilities	21,954	22,001
Deferred income taxes	8,060	8,060
Current portion of long-term debt	3,419	2,667

Total current liabilities	92,288	91,384
Long-term debt, less current portion and net of unaccreted discount and premium	272,351	291,399
Deferred income taxes	24,910	24,490
Pension liabilities	12,260	13,431
Other post retirement benefits	2,634	3,170
Long-term taxes payable	5,852	5,911
Other long-term liabilities	4,366	4,308

Total stockholders’ equity	168,185	146,432

Total liabilities and stockholders’ equity	$582,846	$580,525

The company will conduct an investor conference call on August 5, 2008 at 11:00 AM EDT to discuss its unaudited second-quarter 2008 financial results. The public is invited to listen to the conference call by dialing 800-895-0198 domestically or 785-424-1053 for international access, and asking to participate in Conference ID# ALTRA. Also the company has posted slides on its web site at http://www.altramotion.com in the Investor Relations Section in the Events & Presentations tab to help the participants better follow the discussion. A replay of the recorded conference call will be available until midnight on August 12, 2008. To listen to the replay, dial 800-283-4783 domestically or 402-220-0859 for international access.

Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in eight countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
Discussion of Non-GAAP Measures
As used in this news release and the accompanying slides posted on its website, non-GAAP recurring diluted earnings per share is calculated using net income from continuing operations that excludes premiums and interest expense associated with extinguished debt, OPEB curtailment gain, and restructuring charges that management does not consider to be directly related to the company’s core operating performance. Non-GAAP recurring diluted net income per share is calculated by dividing non-GAAP recurring net income by GAAP weighted average shares outstanding (diluted).
Altra believes that the presentation of non-GAAP recurring net income, non-GAAP recurring diluted earnings per share, and adjusted EBITDA provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Altra believes that these non-GAAP measures provide useful information to investors, and some of the limitations associated with the use of these measures, please refer to the company’s Current Report on Form 8-K filed today with the SEC. The Form 8-K is available on the SEC’s website at http://www.sec.gov.
Forward Looking Statements
All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations.
In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the U.S. and abroad, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers, (7) increased costs of raw materials used in our products, (8) product liability claims, (9) work stoppages and other labor issues, (10) changes in environmental, tax and other laws and changes in the enforcement of laws, (11) loss of key management and other personnel, (12) changes in pension and retirement liabilities, (13) the ability to achieve business plans, including with respect to an uncertain economic environment; (14) the ability to successfully execute, manage and integrate key acquisitions and mergers (15) failure to obtain or protect intellectual property rights, (16) failure of operating equipment or information technology infrastructure and (17) risks associated with our debt leverage and operating covenants under our debt instruments, (18) as well as other risks, uncertainties and other factors described in the company’s Form 10-Q, Form 10-K and in the company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Altra Holdings, Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E
Contact:
Altra Holdings, Inc.
Christian Storch, Chief Financial Officer
(617) 689-6380
Christian.storch@altramotion.com